UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  June 7, 2010

BMB MUNAI, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada	001-33034	30-0233726
(State or other jurisdiction of incorporation)	Commission File Number)	(IRS Employer Identification Number)

202 Dostyk Ave., 4th Floor, Almaty, Kazakhstan
(Address of principal executive offices)

050051
(Zip code)

+7 (727) 237-51-25
(Registrant’s telephone number, including area code)

N/A
(Former name of former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 7, 2010, BMB Munai, Inc. (the “Company”) entered into a Supplemental Indenture No. 1, dated as of June 1, 2010, between BMB Munai, Inc. and The Bank of New York Mellon, as trustee (the “Supplemental Indenture.”)  The Supplemental Indenture amends and supplements the indenture dated September 19, 2007, between BMB Munai, Inc. and The Bank of New York Mellon, as trustee (the “Original Indenture”).  The Original Indenture was entered into in connection with the U.S. $60,000,000 aggregate principal amount of 5.0% Convertible Senior Notes due 2012 (the “Notes”) issued by the Company in 2007.  The Original Indenture as amended by the Supplemental Indenture is referred to herein as the “Indenture.”

The Original Indenture provided for three put dates that allowed the holders of the Notes to redeem the Notes prior to their 2012 maturity date.  The first two put dates passed unexercised.  The third put date is July 13, 2010.  In connection with ongoing negotiations to restructure the Notes, the Company entered into the Supplemental Indenture which grants the Noteholders a fourth put date that commences on June 13, 2010 and expires on September 13, 2010.  In exchange for the granting of the fourth put date in the Supplemental Indenture, the Noteholders separately agreed they will not exercise their put option for the third put date and they will not exercise their put option for the fourth put date prior to September 1, 2010; provided, however, the Noteholders may exercise such put options at any time upon the occurrence of any of the following: (i) any default has occurred under the Indenture, excluding certain defaults that occurred prior to June 7, 2010, (ii) failure by the Company or any of its material subsidiaries to timely pay any Indebtedness (as defined in the Indenture) or any guarantee of any Indebtedness that exceeds U.S. $1,000,000, or any Indebtedness becomes due and payable prior to its stated maturity other than at the option of the Company or any of its material subsidiaries, or (iii) the Noteholders holding a majority in outstanding principal amount of the Notes provide notice to the Company that negotiations with respect to the restructuring have terminated.  Therefore, it is possible the Noteholders could exercise a put option with respect to the Notes prior to September 1, 2010 if any of the foregoing events occur.

Prior to entering into the Supplemental Indenture, the Company was in default under certain covenants contained in Article 9 of the Indenture requiring the Company to maintain a minimum net debt to equity ratio and to comply with certain notice, delivery and other provisions.  The Noteholders separately agreed to waive these defaults until the earlier of: (i) September 1, 2010 or (ii) the fourth put date (as contained in the Supplemental Indenture), with the understanding that such waiver shall not constitute a waiver of any default under the Indenture that remains ongoing as of September 1, 2010 or occurs after June 8, 2010.  The Company currently believes it will not be able to remedy the net debt to equity ratio covenant by September 1, 2010 and, therefore, anticipates it will be in default under the Indenture at that time unless a future waiver is obtained from the Noteholders.  There is no assurance the Noteholders will provide any future waiver or any further extension of their redemption put rights under the Indenture.

The description of the Supplemental Indenture in this Current Report is only a summary of that agreement and is qualified in its entirety by reference to the terms of the Supplemental Indenture, a copy of which is attached as an exhibit to this Current Report.

Item 8.01 Other Events

On June 11, 2010, the Company issued a press release announcing that it had entered into the Supplemental Indenture.  A copy of the press release is attached as an exhibit to this Report.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit 10.32	Supplemental Indenture No. 1, dated June 1, 2010, between BMB Munai, Inc. and The Bank of New York Mellon, as trustee

Exhibit 99.1	Press Release of BMB Munai, Inc. dated June 11, 2010

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BMB MUNAI, INC.

Date: June 11, 2010	By:	/s/ Gamal Kulumbetov
Gamal Kulumbetov
Chief Executive Officer